Exhibit 99.1
Penumbra, Inc. Reports Second Quarter 2026 Financial Results

ALAMEDA, Calif., July 30, 2026 /PRNewswire/ -- Penumbra, Inc. (NYSE: PEN), the world’s leading thrombectomy company, today reported financial results for the second quarter ended June 30, 2026.
•Revenue of $390.0 million in the second quarter of 2026, an increase of 14.9% compared to the second quarter of 2025.
•Global thrombectomy revenue of $259.0 million in the second quarter of 2026, an increase of 12.5% compared to the second quarter of 2025.
•Global embolization and access revenue of $131.1 million in the second quarter of 2026, an increase of 20.0% compared to the second quarter of 2025.
•Gross profit margin of 67.9% in the second quarter of 2026, an increase of 1.9% compared to the second quarter of 2025.
•Total operating expenses of $223.9 million in the second quarter of 2026, comprised of R&D of $25.4 million and SG&A of $198.5 million, which includes $6.9 million of acquisition-related expenses associated with the pending acquisition of Penumbra, Inc. by Boston Scientific Corporation.
•Income from operations of $41.0 million and net income of $34.8 million in the second quarter of 2026.

Full Year 2026 Financial Outlook and Webcast and Conference Call Information
Given the pending acquisition of Penumbra, Inc. by Boston Scientific Corporation (NYSE: BSX), the Company will not be providing financial guidance for the full year 2026 or hosting a conference call to discuss financial results for the three months ended June 30, 2026.
About Penumbra
Penumbra, Inc., the world’s leading thrombectomy company, is focused on developing the most innovative technologies for challenging medical conditions such as ischemic stroke, venous thromboembolism such as pulmonary embolism, and acute limb ischemia. Our broad portfolio, which includes computer assisted vacuum thrombectomy (CAVT), centers on removing blood clots from head-to-toe with speed, safety and simplicity. By pioneering these innovations, we support healthcare providers, hospitals and clinics in more than 100 countries, working to improve patient outcomes and quality of life. For more information, visit www.penumbrainc.com and connect on Instagram, LinkedIn, and X.

Forward-Looking Statements
Except for historical information, certain statements in this press release are forward-looking in nature and are subject to risks, uncertainties and assumptions about us. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to: the risk that the pending acquisition by Boston Scientific Corporation will not be completed in the expected timeframe or at all, including the risk that required regulatory approvals will not be obtained; potential adverse effects to our business during the pendency of the acquisition, such as employee departures or diversion of management’s attention from our business; failure to sustain or grow profitability or generate positive cash flows; failure to effectively introduce and market new products; delays in product introductions; significant competition; inability to further penetrate our current customer base, expand our user base and increase the frequency of use of our products by our customers; inability to achieve or maintain satisfactory pricing and margins; manufacturing difficulties; permanent write-downs or write-offs of our inventory or other assets; product defects or failures; unfavorable outcomes in clinical trials; inability to maintain our culture as we grow; fluctuations in foreign currency exchange rates; potential adverse regulatory actions; and the potential impact of any acquisitions, mergers, dispositions, joint ventures or investments we may make. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 25, 2026. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

Penumbra, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$205,271	$186,897
Marketable investments	453,524	357,919
Accounts receivable, net	190,407	190,021
Inventories	442,650	431,549
Prepaid expenses and other current assets	52,270	50,298
Total current assets	1,344,122	1,216,684
Property and equipment, net	146,718	117,436
Operating lease right-of-use assets	167,194	173,587
Finance lease right-of-use assets	24,357	25,972
Intangible assets, net	5,742	6,186
Goodwill	166,523	166,750
Deferred taxes	79,376	79,188
Other non-current assets	40,691	40,716
Total assets	$1,974,723	$1,826,519
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$44,728	$34,736
Accrued liabilities	172,270	132,163
Current operating lease liabilities	14,398	13,841
Current finance lease liabilities	2,380	2,393
Total current liabilities	233,776	183,133
Non-current operating lease liabilities	176,304	182,751
Non-current finance lease liabilities	19,628	20,714
Other non-current liabilities	14,249	12,318
Total liabilities	443,957	398,916
Stockholders’ equity:
Common stock	39	39
Additional paid-in capital	1,224,278	1,185,525
Accumulated other comprehensive income	1,363	4,348
Retained earnings	305,086	237,691
Total stockholders’ equity	1,530,766	1,427,603
Total liabilities and stockholders’ equity	$1,974,723	$1,826,519

Penumbra, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$390,046	$339,455	$764,804	$663,595
Cost of revenue	125,102	115,445	246,449	223,702
Gross profit	264,944	224,010	518,355	439,893
Operating expenses:
Research and development	25,396	23,218	47,778	45,295
Sales, general and administrative	198,509	159,964	391,304	313,420
Total operating expenses	223,905	183,182	439,082	358,715
Income from operations	41,039	40,828	79,273	81,178
Interest and other income, net	5,148	4,482	8,602	7,990
Income before income taxes	46,187	45,310	87,875	89,168
Provision for income taxes	11,376	40	20,480	4,675
Net income	$34,811	$45,270	$67,395	$84,493

Net income per share:
Basic	$0.88	$1.17	$1.71	$2.18
Diluted	$0.88	$1.15	$1.70	$2.15
Weighted average shares outstanding:
Basic	39,353,965	38,834,917	39,314,912	38,699,307
Diluted	39,572,059	39,245,953	39,572,347	39,214,027

Penumbra, Inc.
Reconciliation of Revenue Growth by Geographic Regions
(unaudited)
(in thousands, except for percentages)

	Three Months Ended June 30,		Change
	2026	2025	$	%
United States	$305,445	$260,818	$44,627	17.1%
International	84,601	78,637	5,964	7.6%
Total	$390,046	$339,455	$50,591	14.9%

	Six Months Ended June 30,		Change
	2026	2025	$	%
United States	$601,832	$517,678	$84,154	16.3%
International	162,972	145,917	17,055	11.7%
Total	$764,804	$663,595	$101,209	15.3%

Penumbra, Inc.
Reconciliation of Revenue Growth by Product Categories
(unaudited)
(in thousands, except for percentages)

	Three Months Ended June 30,		Change
	2026	2025	$	%
Thrombectomy	$258,981	$230,256	$28,725	12.5%
Embolization and Access	131,065	109,199	21,866	20.0%
Total	$390,046	$339,455	$50,591	14.9%

	Six Months Ended June 30,		Change
	2026	2025	$	%
Thrombectomy	$512,898	$456,800	$56,098	12.3%
Embolization and Access	251,906	206,795	45,111	21.8%
Total	$764,804	$663,595	$101,209	15.3%

Investor Relations
Penumbra, Inc.
investors@penumbrainc.com
Source: Penumbra, Inc.